Exhibit 99.1

August 9, 2006

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Michael Halloran	Sam Westover
	Vice President and CFO	President and CEO
	801-365-2854	801-365-2800

SONIC INNOVATIONS ENTERS INTO DEFINITIVE AGREEMENTS FOR $12 MILLION PRIVATE PLACEMENT

Salt Lake City, Utah, August 9, 2006 — Sonic Innovations, Inc. (Nasdaq: SNCI), a leading producer of advanced digital hearing aids, today announced that it has entered into definitive agreements for the private placement of 3.2 million shares of common stock to a group of new and existing institutional investors for $12.0 million in gross proceeds. The Company expects to close the transaction on or prior to August 18, 2006, subject to customary closing conditions. Piper Jaffray & Co. acted as the sole placement agent in the private placement. The Company intends to use the net proceeds from the private placement to expand its global retail operations.

The shares sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. The shares were offered and sold only to institutional investors. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued in the private placement.

This news release is not an offer to sell or the solicitation of any offer to buy any securities of the Company.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: the market acceptance of our products, including the new Ion product, and the degree to which Ion sales displace sales of other

Sonic Innovations products; we face aggressive competition in our business; acquisitions could be difficult to integrate, disrupt our business and harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks that could result in lower sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

Sonic Innovations, Inc. undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.